UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 16, 2008

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3200
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

As previously reported, on July 1, 2008, Cano Petroleum, Inc. (“Cano”) paid down its aggregate borrowings by approximately $54 million to $4.5 million under its currently existing $100,000,000 Credit Agreement among Cano, as borrower, and Union Bank of California, N.A. and Natixis, as lenders (the “Credit Agreement”).  On September 16, 2008, Cano increased its aggregate borrowings under the Credit Agreement by $4.0 million such that on September 16, 2008, the aggregate borrowings under the Credit Agreement were $18.2 million.  The maturity date of the Credit Agreement is November 29, 2009.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As noted in the Current Report on Form 8-K filed on June 24, 2008, on June 23, 2008, Morris B. Smith retired as Chief Financial Officer of Cano and agreed to remain as Senior Vice President through an orderly transition phase.  On September 16, 2008, Mr. Smith announced that he would be retiring as Senior Vice President on September 30, 2008.  He and Cano anticipate entering into a consulting agreement by September 30, 2008 pursuant to which Mr. Smith will provide certain consulting services to Cano.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: September 18, 2008

	By:	/s/ Benjamin Daitch
Benjamin Daitch
Senior Vice President and
Chief Financial Officer